Exhibit 99.1

PANDORA REPORTS Q3 2016 FINANCIAL RESULTS

•	Q3 2016 total consolidated revenue was $351.9 million, growing 13% year-over-year

•	Q3 2016 advertising revenue was $273.7 million, growing 7% year-over-year

•	Q3 2016 ticketing service revenue was $22.1 million, growing approximately 25% year-over-year[1]

•	Q3 2016 total listener hours were 5.40 billion, growing 5% year-over-year

OAKLAND, Calif. - October 25, 2016 - Pandora (NYSE: P), the go-to music source for fans and artists, today announced financial results for the third quarter ended September 30, 2016.

“Pandora’s transformation continues with the launch of compelling new products and partnerships that open up significant revenue streams," said Tim Westergren, Founder and CEO of Pandora. “Only Pandora is uniquely positioned to create deeply personalized and easy to use listening experiences that delight and engage listeners. A great product that’s effectively monetized is the cornerstone of success in digital music streaming.”

Third Quarter 2016 Financial Results

Revenue: For the third quarter of 2016, total consolidated revenue was $351.9 million, a 13% year-over-year increase. Advertising revenue was $273.7 million, a 7% year-over-year increase. Subscription and other revenue was $56.1 million, a 1% year-over-year decrease. Ticketing service revenue was $22.1 million, an approximate 25% year-over-year increase1.

GAAP Net Loss and Adjusted EBITDA: For the third quarter of 2016, GAAP net loss was $61.5 million compared to a net loss of $85.9 million in the same quarter last year, and adjusted EBITDA was a loss of $6.6 million, compared to a profit of $31.5 million in the same quarter last year. For the third quarter of 2016, adjusted EBITDA differs from GAAP net loss in that it excludes $32.8 million in expense from stock-based compensation, $15.8 million of depreciation and amortization expense, $5.9 million of other expense and $0.4 million of provision for income taxes2.

Cash and Investments: For the third quarter of 2016, the Company ended with $264.0 million in cash and investments, compared to $311.3 million at the end of the prior quarter. During the third quarter of 2016, we borrowed $90.0 million under our credit facility to enhance our working capital position. In addition, in September 2016, we signed direct licensing agreements for recorded music with major and independent labels, distributors and publishers. The majority of these licensing agreements include minimum guarantee payments, some of which are paid in advance. In connection with these agreements, prepaid content acquisition costs increased $93.3 million in the third quarter of 2016.

Cash used in operating activities was $120.5 million for the third quarter of 2016, compared to $11.9 million of cash provided by operating activities in the same period of the prior year.

_________________________________________________________
1Ticketfly’s results are included in Pandora’s consolidated financial statements subsequent to the acquisition date of October 31, 2015. Related year-over-year growth rates are calculated based on Ticketfly’s pre-acquisition results.
2Adjusted EBITDA for the third quarter of 2015 also excluded expense from cost of revenue - content acquisition costs due to one-time cumulative charges of $57.9 million for the pre-1972 sound recordings settlement and $23.9 million as a result of management’s decision to forgo the application of the Radio Music Licensing Committee (“RMLC”) publisher royalty rate from June 2013 to September 2015 and Ticketfly and Rdio transaction costs.

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Other Business Metrics

Listener Hours: Total listener hours grew 5% to 5.40 billion for the third quarter of 2016, compared to 5.14 billion for the same period of the prior year.

Active Listeners: Active listeners were 77.9 million at the end of the third quarter of 2016, compared to 78.1 million for the same period of the prior year.

Guidance

Based on information available as of October 25, 2016, the Company is providing the following financial guidance:

Fourth Quarter 2016 Guidance: Revenue is expected to be in the range of $362 million to $374 million. Adjusted EBITDA loss is expected to be in the range of $51 million to $39 million. Adjusted EBITDA differs from GAAP net loss in that it excludes forecasted stock-based compensation expense of approximately $35 million, depreciation and amortization expense of approximately $18 million, a provision for income taxes of approximately $0.4 million and other expense, net, of $6 million and assumes minimal cash taxes given our net loss position. Basic shares outstanding for the fourth quarter 2016 are expected to be approximately 234 million.

Full Year 2016 Guidance: Revenue is expected to be in the range of $1.354 billion to $1.366 billion. Adjusted EBITDA loss is expected to be in the range of $140 million to $128 million. Adjusted EBITDA differs from GAAP net loss in that it excludes forecasted stock-based compensation expense of approximately $139 million, depreciation and amortization expense of approximately $62 million, a benefit from income taxes of approximately $0.3 million and other expense, net, of $24 million and assumes minimal cash taxes given our net loss position. Basic shares outstanding for the full year 2016 are expected to be approximately 231 million. We anticipate a non-GAAP effective tax rate between 30-35% for full year 2016.

Third Quarter 2016 Financial Results to be Presented During Analyst Day Event: Pandora will host an analyst day event and video webcast today starting at 1:30 p.m. PT/4:30 p.m. ET to provide financial analysts an opportunity to hear from members of the Pandora leadership team and discuss Pandora’s strategic vision in light of the recently announced product transformation and landmark label deals. The live video webcast of the event will be available on the Pandora Investor Relations website at http://investor.pandora.com. A live domestic dial‐in is available at (877) 355‐0067 or internationally at (614) 999‐7532, using passcode 93896108. A domestic replay will be available via video webcast replay until December 2, 2016 at http://investor.pandora.com.

ABOUT PANDORA
Pandora is the world’s most powerful music discovery platform - a place where artists find their fans and listeners find music they love. We are driven by a single purpose: unleashing the infinite power of music by connecting artists and fans, whether through earbuds, car speakers, live on stage or anywhere fans want to experience it. Our team of highly trained musicologists analyze hundreds of attributes for each recording which powers our proprietary Music Genome Project®, delivering billions of hours of personalized music tailored to the tastes of each music listener, full of discovery, making artist/fan connections at unprecedented scale. Founded by musicians, Pandora empowers artists with valuable data and tools to help grow their careers and connect with their fans.

www.pandora.com | @pandoramusic |www.pandoraforbrands.com | @PandoraBrands | amp.pandora.com

"Safe harbor" Statement:
This press release contains forward-looking statements within the meaning established by the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements regarding expected revenue and adjusted EBITDA. These forward-looking statements are based on Pandora's current assumptions, expectations and beliefs and involve substantial risks and uncertainties that may cause results, performance or achievement to materially differ from those expressed or implied by these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to: our operation in an emerging market and our relatively new and evolving business model; our ability to estimate revenue reserves; our ability to increase our listener base and

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listener hours; our ability to attract and retain advertisers; our ability to generate additional revenue on a cost-effective basis; competitive factors; our ability to continue operating under existing laws and licensing regimes; our ability to enter into and maintain commercially viable direct licenses with record labels for the right to reproduce and publicly perform sound recordings on our service; our ability to establish and maintain relationships with makers of mobile devices, consumer electronic products and automobiles; our ability to manage our growth and geographic expansion; our ability to continue to innovate and keep pace with changes in technology and our competitors; our ability to expand our operations to delivery of non-music content; our ability to protect our intellectual property; risks related to service interruptions or security breaches; and general economic conditions worldwide. Further information on these factors and other risks that may affect the business are included in filings with the Securities and Exchange Commission (SEC) from time to time, including under the heading “Risk Factors” in our Annual Report on Form 10-K for the current period.

The financial information contained in this press release should be read in conjunction with the consolidated financial statements and notes thereto included in the Company's most recent reports on Form 10-K and Form 10-Q, each as they may be amended from time to time. The Company's results of operations for the current period are not necessarily indicative of the Company's operating results for any future periods.

These documents are available online from the SEC or on the SEC Filings section of the Investor Relations section of our website at investor.pandora.com. Information on our website is not part of this release. All forward-looking statements in this press release are based on information currently available to the Company, which assumes no obligation to update these forward-looking statements in light of new information or future events.

Non-GAAP Financial Measures

To supplement our condensed consolidated financial statements, which are prepared and presented in accordance with accounting principles generally accepted in the United States ("GAAP"), the Company uses the following non-GAAP measures of financial performance: non-GAAP gross profit, non-GAAP net income (loss), non-GAAP basic EPS, non-GAAP diluted EPS and adjusted EBITDA. The presentation of this additional financial information is not intended to be considered in isolation from, as a substitute for, or superior to, the financial information prepared and presented in accordance with GAAP. These non-GAAP measures have limitations in that they do not reflect all of the amounts associated with our results of operations as determined in accordance with GAAP. In addition, these non-GAAP financial measures may be different from the non-GAAP financial measures used by other companies. These non-GAAP measures should only be used to evaluate our results of operations in conjunction with the corresponding GAAP measures. Management compensates for these limitations by reconciling these non-GAAP financial measures to the most comparable GAAP financial measures within our earnings releases.

Non-GAAP gross profit, non-GAAP net income (loss), non-GAAP basic EPS and non-GAAP diluted EPS differ from GAAP in that they exclude stock-based compensation expense, intangible amortization expense, amortization of non-recoupable ticketing contract advances, transaction costs from acquisitions and one-time cumulative charges to cost of revenue - content acquisition costs that are not directly reflective of our core business or operating results. The income tax effects of non-GAAP net income (loss) before provision for income taxes and the related non-GAAP adjustments have been reflected in non-GAAP net income (loss), non-GAAP basic EPS and non-GAAP diluted EPS.

Cost of Revenue - Content Acquisition Costs Charges: Cost of revenue - content acquisition costs included two one-time cumulative charges in the third quarter of 2015. The first charge related to the settlement of an outstanding lawsuit related to sound recordings recorded prior to February 15, 1972. On April 17, 2014, UMG Recordings, Inc., Sony Music Entertainment, Capitol Records, LLC, Warner Music Group Corp. and ABKCO Music and Records, Inc. filed suit against Pandora Media Inc. in the Supreme Court of the State of New York. The complaint claimed common law copyright infringement and unfair competition arising from allegations that Pandora owed royalties for the public performance of sound recordings recorded prior to February 15, 1972. In October 2015, as part of our strategy to strengthen our partnership with the music industry, the parties reached an agreement whereby we agreed to pay the plaintiffs a total of $90 million in exchange for the dismissal of the lawsuit, a release of all claims and a covenant not to sue for our use of pre-1972 sound recordings extending to December 31, 2016. The first installment

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of $60 million was paid in October 2015 and the remaining four installments of $7.5 million were paid in December 2015, March 2016, June 2016 and September 2016. Pursuant to this settlement, which covers approximately 90% of total pre-1972 spins on our service, we recorded a one-time adjustment of $57.9 million to cost of revenue - content acquisition costs in the third quarter of 2015 related to pre-1972 spins played through September 30, 2015.

The second charge related to management’s decision to forgo the application of the RMLC publisher royalty rate from June 2013 to September 2015. In June 2013, we entered into an agreement to purchase the assets of KXMZ-FM and in June 2015 the Federal Communications Commission ("FCC") approved the transfer of the FCC licenses and the acquisition was completed. The agreement to purchase the assets of KXMZ allowed us to qualify for the RMLC royalty rate of 1.7% of revenue for a license to the ASCAP and BMI repertoires, before certain deductions. As a result, we recorded cost of revenue - content acquisition costs at the RMLC royalty rate starting in June 2013, rather than the rates that were set in district court proceedings in March 2014 for ASCAP and in May 2015 for BMI. In the third quarter of 2015, despite confidence in our legal position that we were entitled to the RMLC royalty rate starting in June 2013, and as part of our strategy to strengthen our partnership with the music industry, management decided to forgo the application of the RMLC royalty rate from June 2013 through September 2015. As a result, we recorded a one-time cumulative charge to increase cost of revenue - content acquisition costs of $23.9 million in the third quarter of 2015 related to spins played from June 2013 through September 30, 2015.

For the third quarter of 2015, management considered its operating results without these two one-time cumulative charges to cost of revenue - content acquisition costs when evaluating its ongoing non-GAAP and adjusted EBITDA performance because these charges reflect aggregate charges to royalty rates across several prior years of activity, and are not directly reflective of our business or operating results.

Ticketfly and Rdio Transaction Costs: consists of transaction costs paid in connection with the acquisitions of Ticketfly and certain assets of Rdio, which were completed in the fourth quarter of 2015. Ticketfly and Rdio transaction costs are included in the general and administrative line item of our GAAP presentation. For the third quarter of 2015, management considered its operating results without these charges when evaluating its ongoing non-GAAP and adjusted EBITDA performance because these charges are not believed by management to be reflective of our core business, ongoing operating results or future outlook.

Stock-based Compensation Expense: consists of expenses for stock options and other awards under our equity incentive plans. Stock-based compensation is included in the following cost and expense line items of our GAAP presentation: cost of revenue - other, cost of revenue - ticketing service, product development, sales and marketing and general and administrative.

Although stock-based compensation is an expense for the Company and is viewed as a form of compensation, management excludes stock-based compensation from our non-GAAP measures for purposes of evaluating our continuing operating performance primarily because it is a non-cash expense not believed by management to be reflective of our core business, ongoing operating results or future outlook. In addition, the value of stock-based instruments is determined using formulas that incorporate variables, such as market volatility, that are beyond our control.

Income Tax Effects of Non-GAAP Adjustments: The Company adjusts non-GAAP net income (loss) by considering the income tax effects of its non-GAAP net income (loss) before provision for income taxes and the related non-GAAP adjustments. The Company is currently forecasting a non-GAAP effective tax rate of approximately 30% to 35% for the full year 2016. The Company does not expect to pay significant cash income taxes for the foreseeable future due to its net operating loss position.

Adjusted EBITDA

Adjusted EBITDA excludes stock-based compensation expense, benefit from (provision for) income taxes, depreciation and intangible amortization expense, amortization of non-recoupable ticketing contract advances, other income (expense), transaction costs from acquisitions and one-time cumulative charges to cost of revenue - content acquisition costs that are not directly reflective of our core business or operating results.

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Benefit from (Provision for) Income Taxes: consists of expense recognized related to U.S. and foreign income taxes. The Company considers its adjusted EBITDA results without these charges when evaluating its ongoing performance because it is not believed by management to be reflective of our core business, ongoing operating results or future outlook.

Depreciation and Intangible Amortization Expense: consists of non-cash charges that can be affected by the timing and magnitude of business combinations and asset purchases. Depreciation is included in the following cost and expense line items of our GAAP presentation: cost of revenue - other, cost of revenue - ticketing service, product development, sales and marketing and general and administrative. Intangible amortization expense is included in the following cost and expense line items of our GAAP presentation: cost of revenue - ticketing service, product development, sales and marketing and general and administrative. Depreciation and intangible amortization expense also consists of non-cash amortization of non-recoupable amounts paid in advance to the Company’s clients pursuant to ticketing agreements. Amortization of non-recoupable ticketing contract advances is included in the sales and marketing line of our GAAP presentation. Management considers its operating results without intangible amortization expense when evaluating its ongoing non-GAAP performance and without depreciation and intangible amortization expense when evaluating its ongoing adjusted EBITDA performance because these charges are non-cash expenses that can be affected by the timing and magnitude of business combinations, asset purchases and new client agreements and may not be reflective of our core business, ongoing operating results or future outlook.

Management believes these non-GAAP financial measures serve as useful metrics for our management and investors because they enable a better understanding of the long-term performance of our core business and facilitate comparisons of our operating results over multiple periods and to those of peer companies, and, when taken together with the corresponding GAAP financial measures and our reconciliations, enhance investors' overall understanding of our current financial performance.

In the financial tables below, the Company provides a reconciliation of the most comparable GAAP financial measure to the historical non-GAAP financial measures used in this earnings release.

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Contacts:

Palmira Farrow
Corporate Finance & Investor Relations
investor@pandora.com
(510) 842-6960

Stephanie Barnes
Pandora Corporate Communications
press@pandora.com
(510) 842-6996

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Pandora Media, Inc.
Condensed Consolidated  Statements of Operations
(in thousands, except per share amounts)
(unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2015	2016	2015	2016
Revenue
Advertising	$254,656	$273,716	$664,316	$759,150
Subscription and other	56,906	56,100	163,570	165,957
Ticketing service	—	22,085	—	67,121
Total revenue	311,562	351,901	827,886	992,228

Cost of revenue
Cost of revenue - Content acquisition costs	211,272	174,334	467,429	522,231
Cost of revenue - Other (1)	21,414	25,556	57,690	71,388
Cost of revenue - Ticketing service (1)	—	15,318	—	45,223
Total cost of revenue	232,686	215,208	525,119	638,842
Gross profit	78,876	136,693	302,767	353,386

Operating expenses
Product development (1)	21,849	33,657	56,466	103,311
Sales and marketing (1)	107,286	116,475	285,595	357,909
General and administrative (1)	35,603	41,768	111,169	128,626
Total operating expenses	164,738	191,900	453,230	589,846
Loss from operations	(85,862)	(55,207)	(150,463)	(236,460)

Interest expense	(131)	(6,494)	(386)	(18,916)
Other income, net	95	579	803	1,696
Total other income (expense), net	(36)	(5,915)	417	(17,220)
Loss before benefit from (provision for) income taxes	(85,898)	(61,122)	(150,046)	(253,680)

Benefit from (provision for) income taxes	(32)	(412)	(206)	711
Net loss	$(85,930)	$(61,534)	$(150,252)	$(252,969)

Basic and diluted net loss per share	$(0.40)	$(0.27)	$(0.71)	$(1.10)
Weighted-average basic and diluted shares	212,760	232,139	211,487	229,524

(1) Includes stock-based compensation expense as follows:

	Three months ended September 30,		Nine months ended September 30,
	2015	2016	2015	2016
Cost of revenue - Other	$1,427	$1,538	$4,040	$4,559
Cost of revenue - Ticketing service	—	27	—	154
Product development	6,189	7,347	16,148	23,091
Sales and marketing	13,732	14,932	38,403	43,673
General and administrative	7,446	8,910	20,882	32,364
Total stock-based compensation expense	$28,794	$32,754	$79,473	$103,841

Pandora Media, Inc.
Condensed Consolidated Balance Sheets
(in thousands)

	As of December 31,	As of September 30,
	2015	2016
	(audited)	(unaudited)
Assets
Current assets
Cash and cash equivalents	$334,667	$207,695
Short-term investments	35,844	50,052
Accounts receivable, net	277,075	282,802
Prepaid content acquisition costs	2,099	102,623
Prepaid expenses and other current assets	33,821	34,166
Total current assets	683,506	677,338

Long-term investments	46,369	6,273
Property and equipment, net	66,370	118,453
Goodwill	303,875	306,706
Intangible assets, net	110,745	95,565
Other long-term assets	29,792	32,528
Total assets	$1,240,657	$1,236,863

Liabilities and stockholders’ equity
Current liabilities
Accounts payable	$17,897	$13,983
Accrued liabilities	37,185	33,968
Accrued content acquisition costs	97,390	106,275
Accrued compensation	43,788	52,089
Deferred revenue	19,939	31,971
Other current liabilities	15,632	20,739
Total current liabilities	231,831	259,025

Long-term debt, net	234,577	337,429
Other long-term liabilities	30,862	33,402
Total liabilities	497,270	629,856

Stockholders’ equity
Common stock	23	23
Additional paid-in capital	1,110,539	1,227,197
Accumulated deficit	(366,658)	(619,627)
Accumulated other comprehensive loss	(517)	(586)
Total stockholders’ equity	743,387	607,007
Total liabilities and stockholders’ equity	$1,240,657	$1,236,863

Pandora Media, Inc.
Condensed Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2015	2016	2015	2016
Operating Activities
Net loss	$(85,930)	$(61,534)	$(150,252)	$(252,969)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities
Depreciation and amortization	5,829	15,843	15,194	43,480
Stock-based compensation	28,794	32,754	79,473	103,841
Amortization of premium on investments, net	483	92	1,712	339
Other operating activities	666	1,410	1,610	2,884
Amortization of debt discount	—	4,649	—	13,587
Changes in operating assets and liabilities
Accounts receivable	(29,673)	(20,477)	(45,796)	(8,338)
Prepaid content acquisition costs	2,280	(93,253)	(167)	(100,524)
Prepaid expenses and other assets	(6,740)	(3,786)	(6,397)	(12,655)
Accounts payable, accrued and other current liabilities	17,642	12,419	29,601	(4,990)
Accrued content acquisition costs	81,726	(17,302)	89,423	8,875
Accrued compensation	(1,564)	4,873	4,333	10,370
Other long-term liabilities	3,096	597	1,500	598
Deferred revenue	(4,996)	3,220	7,689	12,032
Reimbursement of cost of leasehold improvements	265	—	1,014	4,397
Net cash provided by (used in) operating activities	11,878	(120,495)	28,937	(179,073)

Investing Activities
Purchases of property and equipment	(6,758)	(11,836)	(21,336)	(46,400)
Internal-use software costs	(2,628)	(8,029)	(5,997)	(22,339)
Changes in restricted cash	—	—	—	(250)
Purchases of investments	(27,180)	(1,322)	(138,721)	(12,413)
Proceeds from maturities of investments	47,680	14,809	179,799	34,816
Proceeds from sales of investments	37,655	3,007	41,317	3,507
Payments related to acquisition, net of cash acquired	(22,828)	—	(23,028)	(676)
Net cash provided by (used in) investing activities	25,941	(3,371)	32,034	(43,755)

Financing activities
Borrowings under debt agreements	—	90,000	—	90,000
Proceeds from employee stock purchase plan	1,814	2,558	5,089	6,395
Proceeds from exercise of stock options	856	1,138	3,718	3,011
Payment of debt issuance costs	—	—	—	(32)
Tax payments from net share settlements of restricted stock units	(1,388)	(365)	(2,295)	(3,126)
Net cash provided by financing activities	1,282	93,331	6,512	96,248

Effect of exchange rate changes on cash and cash equivalents	(223)	(137)	(459)	(392)

Net increase (decrease) in cash and cash equivalents	38,878	(30,672)	67,024	(126,972)
Cash and cash equivalents at beginning of period	204,103	238,367	175,957	334,667
Cash and cash equivalents at end of period	$242,981	$207,695	$242,981	$207,695

Pandora Media, Inc.
Reconciliation of GAAP to Non-GAAP Measures
(in thousands, except per share amounts)
(unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2015	2016	2015	2016
Gross profit
GAAP gross profit	$78,876	$136,693	$302,767	$353,386
Stock-based compensation: Cost of revenue - Other	1,427	1,538	4,040	4,559
Stock-based compensation: Cost of revenue - Ticketing service	—	27	—	154
Amortization of intangibles - Cost of revenue - Ticketing service	—	1,420	—	4,256
Pre-1972 sound recordings settlement	57,947	—	57,947	—
RMLC publisher royalty charge	23,934	—	23,934	—
Non-GAAP gross profit	$162,184	$139,678	$388,688	$362,355

Net loss
GAAP net loss	$(85,930)	$(61,534)	$(150,252)	$(252,969)
Amortization of intangibles	438	5,138	804	15,409
Amortization of non-recoupable ticketing contract advances	—	1,696	—	4,138
Stock-based compensation	28,794	32,754	79,473	103,841
Pre-1972 sound recordings settlement	57,947	—	57,947	—
RMLC publisher royalty charge	23,934	—	23,934	—
Ticketfly and Rdio transaction costs	809	—	809	—
Income tax effects of non-GAAP net loss before provision for income taxes and the related non-GAAP adjustments	(2,332)	5,889	(2,332)	41,525
Non-GAAP net income (loss)	$23,660	$(16,057)	$10,383	$(88,056)

Non-GAAP EPS - basic	$0.11	$(0.07)	$0.05	$(0.38)
Non-GAAP EPS - diluted	$0.11	$(0.07)	$0.05	$(0.38)

Weighted average basic shares	212,760	232,139	211,487	229,524
Weighted average diluted shares	222,889	232,139	220,496	229,524

Adjusted EBITDA
GAAP net loss	$(85,930)	$(61,534)	$(150,252)	$(252,969)
Depreciation and amortization	5,829	15,843	15,194	43,480
Stock-based compensation	28,794	32,754	79,473	103,841
Ticketfly and Rdio transaction costs	809	—	809	—
Other expense (income), net	36	5,915	(417)	17,220
Provision for (benefit from) income taxes	32	412	206	(711)
Pre-1972 sound recordings settlement	57,947	—	57,947	—
RMLC publisher royalty charge	23,934	—	23,934	—
Adjusted EBITDA	$31,451	$(6,610)	$26,894	$(89,139)

Cost of revenue - content acquisition costs
GAAP cost of revenue - content acquisition costs	$211,272	$174,334	$467,429	$522,231
Pre-1972 sound recordings settlement	(57,947)	—	(57,947)	—
RMLC publisher royalty charge	(23,934)	—	(23,934)	—
Non-GAAP cost of revenue - content acquisition costs	$129,391	$174,334	$385,548	$522,231

Pandora Media, Inc.
RPM and LPM History
(unaudited)

	Three months ended September 30,				Nine months ended September 30,
	2015		2016		2015		2016
	RPM	LPM	RPM	LPM	RPM	LPM	RPM	LPM

Advertising	$56.84	$36.46	$58.10	$31.60	$48.24	$26.79	$52.26	$30.90
Subscription	85.28	72.10	81.69	37.16	82.84	49.95	80.98	35.88
Total	$60.52	$41.06	$61.09	$32.31	$52.57	$29.69	$55.80	$31.52

Total based on non-GAAP results (1)	$60.52	$25.15	$61.09	$32.31	$52.57	$24.49	$55.80	$31.52
(1) Total non-GAAP RPMs are the same as GAAP RPMs for all periods presented. Total non-GAAP LPMs are based on non-GAAP cost of revenue - content acquisition costs.